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                                                                      Exhibit 99
US WATS, Inc.

                                                           For immediate release

Contact:   David B. Hurwitz, President & CEO
           (215) 633-9400


          US WATS, Inc. Announces New Name & Identity for the Company

Bensalem, PA; May 3, 2000 -- US WATS, Inc. (NASDAQ SmallCap: "USWI") announced today that it has re-incorporated in the state of Delaware and changed its name to Capsule Communications, Inc.

"Changing the Company's state of incorporation from New York to Delaware is in the best interest of the Company and our shareholders," stated David B. Hurwitz, President & CEO of the Company. "Delaware has long been the leading state in adopting, construing and implementing comprehensive and flexible corporate laws responsive to the legal and business needs of corporations."

The Re-incorporation will not result in any change in the physical location, business, management, assets, liabilities, net worth or employee benefit plans of the Company. The directors and officers of the US WATS prior to the Re-incorporation will serve as the directors and officers of the Delaware corporation, Capsule Communications, Inc. Following the Re-incorporation merger, Capsule Communications Inc.'s common stock will continue to be listed on The NASDAQ SmallCap Market under the symbol "CAPS." Old shares of Company stock will automatically convert into shares of Capsule Communications, Inc. on a one-to-one basis.

For more information on Capsule Communications, Inc., visit the Company's new corporate web site at www.capsulecom.com
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Capsule Communications, Inc.'s most recent news released and quarterly summary reports are available via facsimile by calling "Company News On-Call" at 800-758-5804, extension number 926713. This electronic, menu-driven system of PR NEWSWIRE, allows callers to receive, at no charge, specific "CAPS" news released and quarterly reports within minutes of request.



___________________________________________________________________________
                2 Greenwood Square, 3331 Street Road, Suite 275
                              Bensalem, PA  19020
                telephone - 215-633-9400 -- fax - 215-244-3440